AT THE COMPANY:                                      KETCHUM:

Barbara Burkett                                      Roslyn Golden
Director, Corporate Communications                   Trade Contact
(619) 458-7038                                       (310) 444-1351
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FOR IMMEDIATE RELEASE
OCTOBER 13, 1999

                   ALARIS MEDICAL RECEIVES PAID-UP LICENSE AND
                            SETTLES PATENT LITIGATION

SAN DIEGO, CA, October 13, 1999 - ALARIS Medical, Inc., (AMEX:AMI) today reported that its wholly owned operating subsidiary, ALARIS Medical Systems, Inc., has entered into an agreement with Becton, Dickinson and Company which grants between the two companies paid-up licenses to certain patents. The agreement also settles patent infringement lawsuits relating to certain needle-free valve products.

The lawsuits were filed in 1998 by the two companies. Under the terms of the settlement, which were not disclosed, ALARIS Medical Systems, Inc. will be making a one-time payment to BD.

ALARIS Medical CEO William J. Mercer said, "We are pleased to have this action behind us and to have the license to use this technology in the future. Our needle-free disposable products are an important franchise to ALARIS Medical, and include our proprietary SmartSite(R) valve. As healthcare providers and clinicians seek to increase patient and caregiver safety, we expect our needle-free disposable products to continue to grow as a percent of our global disposables sales."

ALARIS Medical Systems, Inc. indicated that a portion of the settlement will be treated as a prepaid license with the remainder being taken to expense in the third quarter. Under the agreement, ALARIS Medical Systems will not be required to pay any future royalties on patents covered by the agreement.

ALARIS Medical, Inc., through its operating company, ALARIS Medical Systems, Inc., is known for its IMED(R) and IVAC(R) brand names of intravenous infusion therapy systems and Instromedix(R) cardiac event recorders and pacemaker follow-up systems. The Company's principal line of business is the design, manufacture and marketing of intravenous infusion therapy products, patient monitoring instruments and related disposables. The Company's products are distributed to more than 120 countries worldwide. In addition to its San Diego world headquarters and manufacturing facility, the Company also operates manufacturing facilities in Creedmoor, NC; Basingstoke, Hampshire, UK; and Tijuana, Mexico. Additional information on ALARIS Medical can be found at www.alarismed.com.



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This news release  contains  forward-looking  statements which are based largely upon the Company's expectations for demand and acceptance of new and existing products, technologies and opportunities, regulatory approvals and market and industry segment growth. Actual results could vary materially from these expected results due to a variety of factors, including, without limitation,
changes  in  the  market,   competition,   government   regulation  and  foreign
operations. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc. including Form 10-K for the year ended December 31, 1998.